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                                                                     EXHIBIT 3.9


                          PROVINCE OF BRITISH COLUMBIA

                                      FORM
                                  (Section 371)

                               SPECIAL RESOLUTION


            The following special resolution was passed by the undermentioned Company on the date stated:

Name of Company:                    UNICOMM SIGNAL INC.
Date resolution passed:             November 17, 1995
Resolution:

RESOLVED, as a Special Resolution, that:


            A. the authorized capital of the Company be increased by creating Twenty Thousand (20,000) Preferred shares with a par value of One Thousand ($1,000) Dollars per share so that the authorized capital of the Company consists of Fifty Million and Twenty Thousand (50,020,000) shares divided into Fifty Million (50,000,000) Common shares without par value and Twenty Thousand (20,000) Preferred shares with a par value of One Thousand ($1,000) Dollars per share and that the Memorandum of the Company be altered accordingly;

            B. paragraph two of the memorandum of the Company be altered by deleting it in its entirety and substituting the following therefor:

                  "2. The authorized capital of the Company consists of FIFTY MILLION AND TWENTY THOUSAND shares (50,020,000) divided into:

                  (a) FIFTY MILLION (50,000,000) common shares without par value; and

                  (b) TWENTY THOUSAND (20,000) Preferred shares with a par value of One Thousand Dollars ($1,000) per share."

            C. there be created and attached to the Preferred shares the following Special Rights and Restrictions and that the Articles of the

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                  Company be amended by adding the following as Part 22 -
                  Special Rights and Restrictions:

                  "PART 22 - SPECIAL RIGHTS AND RESTRICTIONS

                  22.1 The holders of the Preferred shares shall be entitled to receive notice of, to attend and to vote at meetings of the Members of the Company.

                  22.2 The holders of the Preferred shares shall in each year, in the discretion of the Directors, but always in preference and in priority to any payment of dividends on the Common shares, be entitled, out of any or all profits or surplus available for dividends, to fix preferential cumulative dividends at a rate of Ten (10%) per cent per annum on the amount paid up on the Preferred shares. No dividends shall be declared or paid or set aside on the Common shares in any fiscal year until all declared but unpaid dividends for that fiscal year and all prior fiscal years on the Preferred shares have been paid. The holders of the Preferred shares shall not be entitled to any dividend other than or in excess of the fixed preferential cumulative dividends at the rate of Ten (10%) per cent per annum hereinbefore provided for.

                  22.3 Each issued and fully paid Preferred share may, at any time, for up to three (3) years from the date of issue of the Preferred share, but no later than December 31, 2000, at the option of the holder thereof, be converted into Common shares at a price per Common share as is determined by the directors and approved by the Company's regulatory authorities (the ("Conversion Rate"). The conversion privilege herein provided for may be exercised by notice in writing given to the Company accompanied by the certificates representing the Preferred shares in respect of which the holder thereof desires to exercise such right of conversion and such notice shall be signed by the person registered on the books of the Company as the holder of the Preferred shares in respect of which such right is being exercised or by his duly authorized agent and shall specify the number of Preferred shares which the holder desires to have converted. The holder shall also pay any governmental or other tax imposed in respect of such transaction. Upon receipt of such notice and certificates the Company shall issue a certificate representing fully paid Common


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                        shares upon the basis above described and in accordance
                        with the provisions hereof to the holder of the Preferred shares represented by the certificates accompanying such notice and, if less than all of the Preferred shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate for the Preferred shares represented by the original certificate which are not to be converted.

                  22.4  In case the Company shall:

                        (a) declare a dividend or make a distribution on its Common shares in shares;

                        (b) subdivide its outstanding Common shares into a greater number of shares; or

                        (c) consolidate its outstanding Common shares into a smaller number of shares,

                        (any such event being herein called a "Common Share Reorganization"), the Conversion Rate thereafter shall be proportionately adjusted so that conversion of the Preferred shares, or any part thereof, after such time shall be entitled to receive Common shares of equal value to the Common shares which it would have owned or been entitled to receive had the Preference shares been converted immediately prior to such Common Share Reorganization.


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                  22.5  All shares resulting from any conversion of issued and fully paid Preferred shares into Common shares shall be deemed to be fully paid and non-assessable, and the Preferred shares so converted shall be restored to the status of authorized but unissued Preferred shares. The Company shall not issue any Common shares if after such issuance the number of authorized but unissued Common shares would be insufficient to satisfy the conversion privileges in Article 22.3 hereof in the event that all the Preferred shares outstanding from time to time were converted into Common shares in accordance with the provisions of such Article."

THE MEMORANDUM AS ALTERED IS ATTACHED AS SCHEDULE "A".

Certified a true copy the 1st day of December, 1995.

                                    Signature
                                    Relationship to Company: Solicitor


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                                  SCHEDULE "A"

                               ALTERED MEMORANDUM
           (as altered by Special Resolution dated November 17, 1995)

            I wish to be formed into a Company with limited liability under the Common Act (British Columbia) in pursuance of this Memorandum.

1.    The name of the Company is "UNICOMM SIGNAL INC.".

2. The authorized capital of the Company consists of FIFTY MILLION AND TWENTY THOUSAND shares (50,020,000) divided into:

      (a)   FIFTY MILLION (50,000,000) common shares without par value; and

      (b) TWENTY THOUSAND (20,000) Preferred shares with a par value of One Thousand Dollars ($1,000) per share.